Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2023, relating to the consolidated financial statements of Psychemedics Corporation appearing in Psychemedics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.A.

Boston, Massachusetts

August 22, 2023